SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2003

Commission File Number 0-4173

DMI FURNITURE, INC

(Exact name of registrant as specified in its charter)

DELAWARE	41-0678467

(State of incorporation)	(IRS employer ID number)

One Oxmoor Place, 101 Bullitt Lane, Louisville, Kentucky 40222

(Address of principal executive offices)

Registrant’s telephone number with area code: (502) 426-4351 Ext.225

Item 12. Results of Operations and Financial Condition.

On April 8, 2003 DMI Furniture, Inc. issued a release summarizing its results of oepration for the 2nd quuarter ended March 1, 2003 . A copy of the press release in asstact as exibit 99. The company concurrently filed its 2nd quarter Form 10-Q.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DMI FURNITURE, INC.

Date:	April 14, 2003	/s/Phillip J. Keller Phillip J. Keller Vice President-Finance, Chief Financial Officer & Treasurer

DMI Furniture, Inc.
101 Bullitt Lane
Louisville, Kentucky 40222

Press Release

For further information:

AT THE COMPANY
Phillip J. Keller
Vice President-Finance & CFO
502-426-4351 Ext. 225
E-mail: pkeller@dmifurniture.com

FOR IMMEDIATE RELEASE
April 8, 2003

DMI Furniture, Inc. Reports 2nd Quarter Fiscal 2003 Results and Comments about the third fiscal quarter

     Louisville, Kentucky –April 8, 2003—DMI Furniture, Inc. (Nasdaq: DMIF) announced today that the Company’s revenue and net income increased significantly during the second quarter of fiscal 2003 but expects a difficult operating environment for the third quarter of the fiscal year.

     For the three months ended March 1, 2003, DMI Furniture, Inc. reported record net sales of $30 million and record net income of $748,000 or $0.17 per diluted share. For the three months ended March 2, 2002, the Company reported net sales of $22.2 million and net income of $22,000 or $0.02 per diluted share. An expanded distribution base and increased penetration with existing accounts resulted in significant growth for both the Wynwood and Home Styles divisions. The Company’s commercial office division also experienced an increase in revenue helped by the successful introduction of several new higher end office furniture groups.

     Donald D. Dreher, President and Chief Executive of DMI Furniture, Inc. said, “We are gratified by our success in the first and second fiscal quarters, however, we believe the third fiscal quarter will be difficult due to the decline in consumer confidence over the last couple of months, the general softness throughout the economy and the war in the Middle East. Accordingly we expect a decline in both revenue and operating results for the third fiscal quarter as compared to the third fiscal quarter of fiscal 2002.”

     As previously announced, DMI will hold an investor conference call on April 9, 2003 at 11 am Eastern Time. Dialing 1-973-582-2706 and referencing call 3856716 or Phil Keller can access the call. The Company anticipates filing its 2nd quarter 10Q on April 8, 2003

     DMI Furniture, Inc. is a Louisville; Kentucky based vertically integrated manufacturer, importer, and marketer of residential and commercial office furniture with four manufacturing plants and warehousing in Indiana and manufacturing sources in Asia and South America. DMI’s divisions are DMI Office Furniture, DMI Desk Company, Wynwood Furniture Company, and Home Styles.

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include anticipated sales, profitability, cash flow levels, and purchases by major customers, in addition to those factors set forth in the company’s required filings with the U.S. Securities and Exchange Commission.

DMI FURNITURE, INC.
SELECT FINANCIAL INFORMATION
Amounts in thousands (except per share amounts)
(Unaudited)

	Three months ended		Six months ended

	March 1,	March 2,	March 1,	March 2,
	2003	2002	2003	2002

Net sales	$30,015	$22,205	$56,009	$47,471

Cost of sales	24,694	18,481	46,456	39,410

Gross profit	5,321	3,724	9,553	8,061

Margin	17.7%	16.8%	17.1%	17.0%

Selling, general and administrative expenses	3,668	3,223	6,851	6,597

% of sales	12.2%	14.5%	12.2%	13.9%

Operating profit	1,653	501	2,702	1,464

Margin	5.5%	2.3%	4.8%	3.1%

Other income (expense):

Interest expense	(486)	(378)	(895)	(803)

Other income (expense)	(26)	(17)	(23)	(19)

	(512)	(395)	(918)	(822)

Income before income taxes	1,141	106	1,784	642

Provision for income taxes	(393)	(39)	(612)	(248)

Net income	$748	$67	$1,172	$394

Earnings per common share:

Basic	$0.17	$0.02	$0.27	$0.09

Diluted	$0.17	$0.02	$0.27	$0.09

Average common and equivalent shares outstanding	4,390	4,308	4,349	4,314